Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO ACQUIRES INTEREST
IN AGRIFUEL, BIOFUEL CONCERN

CRANFORD, NJ, December 8, 2006 – Metalico, Inc. (AMEX: MEA) has completed the first phase of its acquisition of a controlling interest in AgriFuel Co., a privately held corporation organized to produce and market biofuels refined from waste vegetable oil, fats, and agricultural feedstocks.

Metalico’s investment will ultimately make it the holder of a majority of the shares of stock of AgriFuel and give it control over AgriFuel. The remaining shares of AgriFuel stock are owned by several independent investors.

Carlos E. Agüero, Metalico’s Chairman, President, and Chief Executive Officer, will serve as Chairman of AgriFuel. Dylan K. Remley, an experienced executive in the delivered fuels industry, is AgriFuel’s President.

Metalico has fully funded its previously announced purchase of AgriFuel common stock. By agreement with AgriFuel and its other charter stockholders, Metalico has the right to purchase additional shares as necessary to maintain a majority stake in AgriFuel’s equity as other investors fulfill the initial subscription obligations. Upon completion of the initial round of funding, AgriFuel will have available cash of approximately $10 million.

AgriFuel focuses on biodiesel within the market for biofuels, which are alternatives to petroleum-based energy sources made from natural and renewable resources like soybeans and other oil-producing plant materials as well as spent vegetable oils and animal fats from restaurants. Biofuels are clean-burning fuels containing no petroleum that can be used in blends with distillate petroleum products or independently in motor vehicles and in certain home heating systems.

“As a consumer of conventional fuels in our scrap and lead operations, we’re well aware of the risks and expenses of our dependence on foreign oil. And we know our country’s appetite for energy will only grow,” Agüero said. “Investing in AgriFuel gives us the opportunity to be a leader in America’s quest for rational energy independence.

“It’s also consistent with Metalico’s overall green initiative,” he added. “Metalico buys 25% of its electricity for our New York and New Jersey locations from regional wind farms that generate power from windmills. Our use of wind energy reduces the production of carbon dioxide by 680,000 pounds annually, which is the equivalent of planting nearly 46,000 trees. As a recycler of metals, we’re also first and foremost in the resource conservation business.”

Biodiesel is an alternative to various oil distillate products, including diesel and certain home heating oils, that can be used in a variety of diesel engines and home heating systems. Metalico has been using blends ranging from 20% to 80% biodiesel (identified in the industry as B20 and B80) since June of 2005 to fuel most of the trucks and off-road heavy equipment used in its New York State operations.

Use of biofuels is expected to reduce consumers’ dependence on petroleum-based fuels as global oil reserves diminish and oil prices tend to increase. The clean burn of biofuels also yields significantly lower emissions of harmful substances commonly produced by fossil fuels and mitigates global warming because of the large reduction in net carbon dioxide emissions compared to fossil fuels.

Using biodiesel in a conventional diesel engine reduces the discharge of unburned hydrocarbons, carbon monoxide, and particulate matter compared to petroleum-based diesel fuel. Burning biofuels also virtually eliminates exhaust emissions of sulfur oxides and sulfates, major components of acid rain.

AgriFuel contemplates investing in developmental-stage and existing plant production projects as well as the construction of its own facilities along the Eastern seaboard.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates seven recycling facilities through New York State and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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